EXHIBIT 16.1

[PRICEWATERHOUSECOOPERS LLP LETTERHEAD]

June 1, 2005

Office of Chief Accountant
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Pride International, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Pride’s Form 8-K report dated May 27, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the current status of the material weakness in internal controls regarding controls over the communication among operating, functional and accounting departments of financial and other business information that is important to the period-end financial reporting process or any remedial actions taken by Pride with respect to such material weakness. Furthermore, we make no comment whatsoever regarding the proposal process as described in Item 4.01(b).

Very truly yours,

/s/ PricewaterhouseCoopers LLP